PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 85 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                      Dated August 17, 2004
                                                                  Rule 424(b)(3)

                                  $30,855,491
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                 --------------
                        10.35% PERQS(R) due May 24, 2005
                          Mandatorily Exchangeable for
                           Shares of Common Stock of
                               INTEL CORPORATION

The PERQS do not guarantee any return of principal at maturity. Instead, the PERQS will pay at maturity a number of shares of Intel common stock based on the NASDAQ official closing price of Intel common stock at maturity.

o    The principal amount and issue price of each PERQS is $21.609.

o We will pay interest monthly at the rate of 10.35% per year on the $21.609 principal amount of each PERQS on the 24th of each month beginning September 24, 2004 and ending February 24, 2005. The PERQS will not bear interest from and including February 24, 2005 to and including the maturity date.

o At maturity you will receive shares of Intel common stock in exchange for each PERQS at the exchange ratio calculated as of February 24, 2005 multiplied by the exchange factor at maturity. The initial exchange ratio is one share of Intel common stock per PERQS. However, if the NASDAQ official closing price of Intel common stock on February 24, 2005 is higher than the cap price, the exchange ratio will be adjusted downward, and you will receive an amount of Intel common stock per PERQS at maturity that is less than one share. The initial exchange factor is 1.0 and is subject to adjustment for certain corporate events in respect of Intel Corporation. The maturity of the PERQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Intel common stock.

o The cap price is $24.85, or 115% of the issue price of the PERQS. The maximum number of shares you can receive at maturity or any earlier exchange is a number of shares of Intel common stock worth $24.85 per PERQS as of the valuation date.

o Beginning February 25, 2005 you will have the right to exchange your PERQS in whole, but not in part, for Intel common stock at the exchange ratio as of February 24, 2005 multiplied by the exchange factor on the exchange date.

o    Investing in PERQS is not equivalent to investing in Intel common stock.

o Intel Corporation is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.

o    The PERQS will not be listed on any securities exchange.

You should read the more detailed description of the PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERQS."

The PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                               -----------------
                            PRICE $21.609 PER PERQS
                               -----------------

                               Price to          Agent's         Proceeds to
                               Public(1)      Commissions(2)      Company(1)
                            --------------    --------------    --------------
Per PERQS..................    $21.60900         $.03241          $21.57659
Total...................... $30,855,491.10      $46,278.24      $30,809,212.86

---------
(1)  Plus accrued interest, if any, from the original issue date.
(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 -------------

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERQS(R) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERQS offered are medium-term debt securities of Morgan Stanley. The return on the PERQS at maturity is linked to the performance of the common stock of Intel Corporation, which we refer to as Intel Stock. We may not redeem the PERQS prior to maturity.

     "PERQS" is our registered service mark.

Each PERQS costs $21.609         We, Morgan Stanley, are offering 10.35% PERQS
                                 due May 24, 2005, Mandatorily Exchangeable for
                                 Shares of Common Stock of Intel Corporation, which we refer to as the PERQS. The principal amount and issue price of each PERQS is $21.609.

                                 The original issue price of the PERQS includes the agent's commissions paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PERQS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PERQS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PERQS --Use of Proceeds and Hedging."

No guaranteed return of          Unlike ordinary debt securities, the PERQS do
principal                        not guarantee any return of principal at
                                 maturity. Instead the PERQS will pay an amount of Intel Stock on the maturity date, the value of which may be more or less than the principal amount of the PERQS, subject to a cap based on the NASDAQ official closing price of Intel Stock on the valuation date, which is scheduled to be February 24, 2005. Investing in PERQS is not equivalent to investing in Intel Stock. If at maturity (including upon an acceleration of the PERQS) or on any earlier exchange date the NASDAQ official closing price of Intel Stock has declined below
                                 $21.609, you will receive a number of shares of Intel Stock worth less than the principal amount of the PERQS. In certain cases of acceleration described below under "--The maturity date of the PERQS may be accelerated," you may instead receive an early cash payment on the PERQS.

10.35% interest on the           We will pay interest monthly on the PERQS, at
principal amount to but          the rate of 10.35% of the principal amount per
excluding February 24, 2005      year, on the 24th of each month, beginning
                                 September 24, 2004 and ending on February 24,
                                 2005. The PERQS will mature on May 24, 2005.
                                 However, the PERQS will not bear interest from and including February 24, 2005 to and including the maturity date.

Your appreciation                The appreciation potential of each PERQS is
potential is capped              limited by the cap price. The cap price is
                                 $24.85, or 115% of the issue price of the PERQS. The number of shares of Intel Stock that you will receive at maturity or any earlier exchange date will be fixed on the valuation date, which is scheduled to be February 24, 2005 when the exchange ratio adjustment will be made, as described below.
                                 If the NASDAQ official closing price of Intel
                                 Stock on the valuation date multiplied by the exchange factor exceeds $24.85, you will receive a reduced number of shares of Intel
                                 Stock that will have a
                                 value of only $24.85 on the valuation date.

Payout at maturity               If the maturity of the PERQS has not
                                 accelerated, we will deliver to you on the maturity date for each $21.609 principal amount of PERQS you hold a number of shares of Intel Stock equal to the exchange ratio multiplied by the exchange factor. The initial exchange ratio and the initial exchange factor are each equal to 1.0 and may be adjusted as follows:

                                             Exchange Ratio Adjustment

                                 The exchange ratio will be adjusted downward if the NASDAQ official closing price of Intel Stock on the valuation date multiplied by the exchange factor exceeds the cap price.

                                 The adjusted exchange ratio will be calculated as follows:

                                                                                     Cap Price
                                 Final Exchange Ratio = Initial Exchange Ratio x -----------------
                                                                                 Measurement Price

                                 where,

                                       Measurement = Intel Stock Closing Price on x Exchange Factor
                                          Price          the Valuation Date

                                 If the NASDAQ official closing price of Intel Stock on the valuation date multiplied by the exchange factor is the same as or less than the cap price, we will not adjust the exchange ratio.

                                 You can review the historical prices of Intel Stock in the section of this pricing supplement called "Historical Information."

                                            Exchange Factor Adjustment

                                 During the life of the PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make adjustments to the exchange factor to reflect the occurrence of certain corporate events relating to Intel Stock. You should read about these adjustments in the sections of this pricing supplement called "Risk Factors--The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Intel Stock" and "Description of PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                                 If a market disruption event occurs on
                                 February 24, 2005, the valuation date of the PERQS will be postponed. See the section of this pricing supplement called "Description of PERQS--Valuation Date." The maturity of the PERQS may be accelerated under the circumstances described below under "--The maturity date of the PERQS may be accelerated."

You may exchange the PERQS for   Beginning February 25, 2005 you will have the
Intel Stock on or after          right to exchange your PERQS for Intel Stock
February 25, 2005                at the final exchange ratio multiplied by the
                                 exchange factor as of the exchange date.

                                 When you exchange your PERQS, the calculation agent will determine the exact number of shares of Intel Stock you will receive based on the final exchange ratio and the exchange factor as it may have been adjusted through the exchange date.

                                 To exchange the PERQS on any day, you must instruct your broker or the person with whom you hold your PERQS to take the following steps through normal clearing system channels:

                                 o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                 o deliver your Official Notice of Exchange to us before 2:00 p.m. (New York City time) on that day; and

                                 o transfer your book entry interest in the PERQS to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                 Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of PERQS you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 2:00 p.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                                 If you decide to exchange any PERQS, you must exchange all the PERQS you own.

The maturity date of the PERQS   The maturity date of the PERQS will be
may be accelerated               accelerated upon the occurrence of either of
                                 the following two events:

                                    o  a price event acceleration, which will
                                       occur if the NASDAQ official closing
                                       price of Intel Stock and on any two
                                       consecutive trading days is less than
                                       $2.00 (subject to adjustment for certain corporate events related to Intel); and

                                    o  an event of default acceleration, which
                                       will occur if there is an event of
                                       default with respect to the PERQS.

                                 The amount payable to you will differ
                                 depending on the reason for, and the timing of, the acceleration.

                                    o  If there is a price event acceleration,
                                       we will owe you (i) a number of shares
                                       of Intel Stock equal to the exchange
                                       ratio, adjusted as if such date were the valuation date, or, if such acceleration occurs after February 24, 2005, the final exchange ratio, multiplied by the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest, if any, to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of PERQS--Price

                                       Event Acceleration."

                                    o  If there is an event of default
                                       acceleration, we will owe you (i) the
                                       product of (a) the NASDAQ official
                                       closing price of Intel Stock as of the
                                       date of such acceleration, (b) the
                                       exchange ratio, adjusted as if such date were the valuation date, or, if such acceleration occurs after February 24, 2005, the final exchange ratio and (c) the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest, if any, to the date of acceleration.

                                 The amount payable to you if the maturity of the PERQS is accelerated may be substantially less than the $21.609 principal amount of the PERQS.

PERQS are not listed             The PERQS will not be listed on any securities
                                 exchange.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
calculation agent                & Co. Incorporated, which we refer to as MS &
                                 Co., to act as calculation agent for JPMorgan
                                 Chase Bank (formerly known as The Chase
                                 Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Intel Stock that you will receive at maturity and the amount payable per PERQS in the event of any acceleration.

No affiliation with Intel        Intel Corporation, which we refer to as Intel,
Corporation                      is not an affiliate of ours and is not
                                 involved with this offering in any way. The obligations represented by the PERQS are obligations of Morgan Stanley and not of Intel.

Where you can find more          The PERQS are senior notes issued as part of
information on the PERQS         our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003.
                                 We describe the basic features of this type of
                                 note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                                 Notes."

                                 For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio adjustment, you should read the "Description of PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us                  Please contact our principal executive offices
                                 at 1585 Broadway, New York, New York 10036
                                 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Intel Stock, there is no guaranteed return of principal. This section describes the most significant risks relating to the PERQS. You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.

PERQS are not ordinary senior    The PERQS combine features of equity and debt.
notes -- no guaranteed return    The terms of the PERQS differ from those of
of principal                     ordinary debt securities in that we will not
                                 pay you a fixed amount at maturity. Our payout to you at maturity or on any earlier exchange date will be a number of shares of Intel Stock based on the NASDAQ official closing price of Intel Stock on the valuation date, which is scheduled to be February 24, 2005, unless the maturity of the PERQS has been accelerated.
                                 The value of those shares could be
                                 significantly less than the principal amount of the PERQS and could be zero.

                                 If the price of Intel Stock is lower on the actual maturity date than it was on the valuation date, the value of any Intel Stock you receive will be less than it would have been had you received it on the valuation date.

Your appreciation                The appreciation potential of the PERQS is
potential is limited             limited because of the cap price of $24.85.
                                 You will receive less than one share of Intel
                                 Stock per PERQS at maturity or on any earlier exchange date if the NASDAQ official closing price of Intel Stock on the valuation date exceeds the cap price.

Secondary trading may be         The PERQS will not be listed on any securities
limited                          exchange. There may be little or no secondary
                                 market for the PERQS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PERQS easily. MS & Co. currently intends to act as a market maker for the PERQS but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PERQS, the price at which you may be able to trade your PERQS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would little or no secondary market for the PERQS.

Market price of the PERQS will   Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the PERQS
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the PERQS in the secondary market. We expect that generally the trading price of Intel
                                 Stock on any day will affect the value of the PERQS more than any other single factor.
                                 However, because the appreciation potential of the PERQS is capped based on the NASDAQ official closing price of Intel Stock on the valuation date, the PERQS may trade differently from Intel Stock. Other factors that may influence the value of the PERQS include:

                                 o the volatility (frequency and magnitude of changes in price) of Intel Stock

                                 o  the dividend rate on Intel Stock

                                 o  geopolitical conditions and economic,
                                    financial, political, regulatory or
                                    judicial events that affect stock markets generally and that may affect the NASDAQ official closing price of Intel Stock

                                 o  interest and yield rates in the market

                                 o  the time remaining until (1) you can
                                    exchange the PERQS and (2) the maturity of the PERQS

                                 o  our creditworthiness

                                 o the occurrence of certain events affecting Intel that may or may not require an adjustment to the exchange factor

                                 Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity. For example, you may have to sell your PERQS at a substantial discount from the principal amount if the NASDAQ official closing price of Intel Stock is at, below, or not sufficiently above the issue price of the PERQS.

                                 You cannot predict the future performance of Intel Stock based on its historical performance. The price of Intel Stock may decrease so that you will receive upon exchange or at maturity a number of shares of Intel Stock worth less than the principal amount of the PERQS. In addition, there can be no assurance that the price of Intel Stock will increase so that you will receive upon exchange or at maturity a number of shares of Intel Stock worth more than the principal amount of the PERQS.

The inclusion of                 Assuming no change in market conditions or any
commissions and projected        other relevant factors, the price, if any, at
profit from hedging in           which MS & Co. is willing to purchase PERQS in
the original issue price         secondary market transactions will likely be
is likely to affect              lower than the original issue price, since the
secondary market prices          original issue price included, and secondary
                                 market prices are likely to exclude,
                                 commissions paid with respect to the PERQS, as well as the projected profit included in the cost of hedging our obligations under the PERQS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the PERQS accelerate, you     The maturity of the PERQS will be accelerated
may receive an amount worth      if there is a price event acceleration or an
substantially less than the      event of default acceleration. The amount
principal amount of the PERQS    payable to you if the maturity of the PERQS is
                                 accelerated will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the PERQS. See "Description of PERQS--Price
                                 Event Acceleration" and "Description of
                                 PERQS--Alternate Exchange Calculation in Case of an Event of Default."

Morgan Stanley is not            Intel is not an affiliate of ours and is not
affiliated with Intel            involved with this offering in any way.
                                 Consequently, we have no ability to control the actions of Intel, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Intel has no obligation to consider your interest as an investor in the PERQS in taking any corporate actions that might affect the value of your PERQS. None of the money you pay for the PERQS will go to Intel.

Morgan Stanley may engage in     We or our affiliates may presently or from
business with or involving       time to time engage in business with Intel
Intel without regard to your     without regard to your interests, including
interests                        extending loans to, or making equity
                                 investments in, Intel or providing advisory services to Intel, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Intel.
                                 Neither we nor any of our affiliates
                                 undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Intel. These research reports may or may not recommend that investors buy or hold Intel
                                 Stock.

You have no shareholder          Investing in the PERQS is not equivalent to
rights                           investing in Intel Stock. As an investor in
                                 the PERQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Intel Stock. In addition, you do not have the right to exchange your PERQS for Intel
                                 Stock prior to February 25, 2005.

The PERQS may become             Following certain corporate events relating to
exchangeable into the            Intel Stock, such as a stock-for-stock merger
common stock of companies        where Intel is not the surviving entity, you
other than Intel                 will receive upon exchange or at maturity the
                                 common stock of a successor corporation to Intel or cash depending on the value of that common stock. Following certain other corporate events relating to Intel Stock, such as a merger event where holders of Intel Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Intel Stock, you will receive upon exchange or at maturity the common stock of three companies in the same industry group as Intel in lieu of, or in addition to, Intel
                                 Stock, as applicable, or cash depending on the value of that common stock. In the event of such a corporate event, the equity-linked nature of the PERQS would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                 PERQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The antidilution adjustments     MS & Co., as calculation agent, will adjust
the calculation agent is         the amount payable upon exchange or at
required to make do not cover    maturity for certain events affecting Intel
every corporate event that       Stock, such as stock splits and stock
can affect Intel Stock           dividends, and certain other corporate actions
                                 involving Intel, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect
                                 Intel Stock. For example, the calculation agent is not required to make any adjustments if Intel or anyone else makes a partial tender or partial exchange offer for Intel Stock. If an event occurs that does not require the calculation agent to adjust the amount of Intel Stock payable upon exchange or at maturity, the market price of the PERQS may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Intel Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the market price of the PERQS.

The economic interests of        The economic interests of the calculation
the calculation agent and        agent and other of our affiliates are
other of our affiliates          potentially adverse to your interests as an
are potentially adverse          investor in the PERQS.
to your interests
                                 As calculation agent, MS & Co. will calculate the payout to you upon exercise of the exchange right or at maturity of the PERQS and in the event of any acceleration and will determine what adjustments should be made to the exchange factor to reflect certain corporate and other events. Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of any acceleration, may affect the amount payable to you upon exchange, at maturity or upon any acceleration. See the sections of this pricing supplement called "Description of
                                 PERQS--Exchange at Maturity," "--Exchange
                                 Right," "--Exchange Factor," "--Price Event
                                 Acceleration," "--Antidilution Adjustments" and "--Alternate Exchange Calculation in Case of an Event of Default."

                                 The original issue price of the PERQS includes the agent's commissions and certain costs of hedging our obligations under the PERQS. The subsidiaries through which we hedge our obligations under the PERQS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading              MS & Co. and other affiliates of ours have
                                 carried out, and will continue to carry
activity by the calculation      out, hedging activities related to the PERQS,
agent and its affiliates         including trading in Intel Stock as well as in
could potentially affect         other instruments related to Intel Stock. MS &
the value of the PERQS           Co. and some of our other subsidiaries also
                                 trade Intel Stock and other financial
                                 instruments related to Intel Stock on a
                                 regular basis as part of their general
                                 broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Intel
                                 Stock and, accordingly, potentially have increased the issue price of the PERQS and, therefore, the price at which Intel Stock must close before you would receive at maturity or upon any exchange an amount of Intel Stock worth as much as or more than the principal amount of the PERQS. Additionally, such hedging or trading activities during the term of the PERQS could potentially affect the price of Intel Stock on the valuation date or any acceleration date and, accordingly, the value of the Intel Stock you will receive at maturity, including upon an acceleration event.

Because the characterization     You should also consider the U.S. federal
of the PERQS for U.S. federal    income tax consequences of investing in the
income tax purposes is           PERQS. There is no direct legal authority as
uncertain, the material U.S.     to the proper tax treatment of the PERQS, and
federal income tax               consequently our special tax counsel is unable
consequences of an investment    to render an opinion as to their proper
in the PERQS are uncertain       characterization for U.S. federal income tax
                                 purposes. Therefore, significant aspects of the tax treatment of the PERQS are uncertain.
                                 Pursuant to the terms of the PERQS and subject to the discussion under "Description of PERQS--United States Federal Income
                                 Taxation--Non-U.S. Holders," you have agreed with us to treat a PERQS as an investment unit consisting of (i) an accelerable forward contract pursuant to which you agree to purchase Intel Stock from us at maturity or upon exercise of the exchange right and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the accelerable forward contract, as described in the section of this pricing supplement called "Description of PERQS--United States Federal Income
                                 Taxation--General." If the Internal Revenue
                                 Service (the "IRS") were successful in
                                 asserting an alternative characterization for the PERQS, the timing and character of income on the PERQS and your basis for Intel Stock received in exchange for the PERQS may differ.
                                 We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PERQS--United States Federal Income
                                 Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PERQS--United States Federal Income Taxation--Non-U.S. Holders" for a discussion of the withholding tax consequences of an investment in the PERQS.

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PERQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERQS" refers to each $21.609 principal amount of our 10.35% PERQS due May 24, 2005, Mandatorily Exchangeable for Shares of Common Stock of Intel Corporation. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...... $30,855,491.10

Maturity Date................... May 24, 2005, subject to acceleration as described below in "--Price Event
                                 Acceleration" and "--Alternate Exchange
                                 Calculation in Case of an Event of Default."

Valuation Date.................. February 24, 2005; provided that if February
                                 24, 2005 is not a Trading Day or if a Market
                                 Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Interest Rate................... 10.35% per annum, accruing from and including the Original Issue Date to but excluding
                                 February 24, 2005

Interest Payment Dates.......... The 24th of each month, beginning September
                                 24, 2004 and ending February 24, 2005.

Specified Currency.............. U.S. dollars

Issue Price..................... $21.609 per PERQS

Original Issue Date
(Settlement Date)............... August 24, 2004

CUSIP Number.................... 61746S463

Denominations................... $21.609 and integral multiples thereof

Cap Price....................... $24.85 (115% of the Issue Price)

Measurement Price............... Measurement Price means the product of (i) the
                                 Closing Price of one share of Intel Stock and
                                 (ii) the Exchange Factor, each determined as of the Valuation Date.

Exchange at Maturity............ Unless the maturity of the PERQS has been accelerated, on the Maturity Date, upon
                                 delivery of the PERQS to the Trustee, we will apply the $21.609 principal amount of each PERQS as to which your Exchange Right has not been exercised as payment for and will deliver a number of shares of Intel Stock equal to the product of the Final Exchange Ratio and the Exchange Factor as of the second Trading Day immediately preceding the Maturity Date. Each of the Exchange Ratio and the Exchange Factor is initially set at 1.0. The Exchange Ratio is subject to adjustment in order to cap the value of Intel Stock to be received upon delivery of the PERQS at $24.85 per PERQS (115% of the Issue Price) as of the Valuation Date. See "--Exchange Ratio" below. The Exchange Factor is subject to adjustment upon the occurrence of certain corporate events relating to Intel. See "--Exchange Factor" and "--Antidilution Adjustments" below.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust

                                 Company, which we refer to as DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the Maturity Date of the PERQS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of Intel Stock to be delivered with respect to the $21.609 principal amount of each PERQS and (ii) deliver such shares of Intel Stock (and cash in respect of interest and any fractional shares of Intel Stock) to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the PERQS and calculate the Exchange Factor.

                                 If the maturity of the PERQS is accelerated because of a Price Event Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and (ii) in the case of a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio.................. 1.0; provided that if the Measurement Price on the Valuation Date exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of
                                 (i) the initial Exchange Ratio and (ii) a fraction the numerator of which will be the Cap Price and the denominator of which will be the Measurement Price (the "Final Exchange Ratio"). If the Measurement Price on the Valuation Date is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made.

Exchange Right.................. On any Exchange Date, you will be entitled, upon your

                                    o  completion and delivery to us and the
                                       Calculation Agent through your
                                       participant at The Depositary Trust
                                       Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 2:00 p.m. (New York City time) on such date and

                                    o  instruction to your broker or the
                                       participant through which you own your
                                       interest in the PERQS to transfer your
                                       book entry interest in the PERQS to the
                                       Trustee on our behalf on or before the
                                       Exchange Settlement Date (as defined
                                       below),

                                 to exchange all the PERQS you hold for a number of shares of Intel Stock equal to the Final Exchange Ratio multiplied by the Exchange Factor as of the Exchange Date.

                                 We will, or will cause the Calculation Agent to, deliver such shares of Intel Stock to the Trustee for delivery to you on the third Business Day after the Exchange Date, upon delivery of the PERQS to the Trustee. The "Exchange Settlement Date" will be the third Business Day after the Exchange Date, or, if later, the day on which the PERQS are delivered to the Trustee.

                                 Since the PERQS will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the PERQS. Accordingly, as a beneficial owner of the PERQS, if you desire to exchange the PERQS you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of PERQS you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the PERQS will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the PERQS, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Exchange Date................... Any Trading Day on which a Market Disruption
                                 Event has not occurred on which you have duly completed and delivered to us and the Calculation Agent, as described under "--Exchange Right" above, an Official Notice of Exchange prior to 2:00 p.m., or if we receive it after 2:00 p.m., the next Trading Day on which a Market Disruption Event has not occurred; provided that such Trading Day falls during the period beginning February 25, 2005 and ending on the Trading Day prior to the third scheduled Trading Day prior to the Maturity Date; provided further that if the Valuation Date is postponed from February 25, 2005, the first Exchange Date shall be the first Trading Day on which a Market Disruption Event has not occurred immediately following the Valuation Date.

Price Event Acceleration........ If on any two consecutive Trading Days during the period prior to and ending on the fifth
                                 Business Day immediately preceding the
                                 Maturity Date, the product of the Closing
                                 Price per share of Intel Stock and the
                                 Exchange Factor is less than $2.00, the
                                 Maturity Date of the PERQS will be deemed to be accelerated to the third Business Day immediately following such second Trading Day (the "date of acceleration"). Upon such acceleration, you will receive per PERQS on the date of acceleration:

                                    o  a number of shares of Intel Stock equal
                                       to the Exchange Ratio, adjusted as if
                                       such date were the Valuation Date, or,
                                       if such acceleration occurs after
                                       February 24, 2005,
                                       the Final Exchange Ratio, multiplied by
                                       the Exchange Factor as of the date of
                                       acceleration; and

                                    o  accrued but unpaid interest, if any, to
                                       but excluding the date of acceleration
                                       plus an amount of cash as determined by
                                       the Calculation Agent equal to the sum
                                       of the present values of the remaining
                                       scheduled payments of interest on the
                                       PERQS (excluding any portion of such
                                       payments of interest accrued to the date of acceleration).

                                 The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                                 Investors will not be entitled to receive the return of the $21.609 principal amount of each PERQS upon a Price Event Acceleration.

No Fractional Shares............ Upon delivery of the PERQS to the Trustee upon any exchange or at maturity (including as a result of acceleration other than an acceleration resulting from an event of default), we will deliver the aggregate number of shares of Intel Stock due with respect to all of such PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Intel Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Intel Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor................. 1.0, subject to adjustment for certain corporate events relating to Intel. See
                                 "--Antidilution Adjustments" below.

Closing Price................... The Closing Price for one share of Intel Stock
                                 (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                    o  if Intel Stock (or any such other
                                       security) is listed or admitted to
                                       trading on a national securities
                                       exchange, the last reported sale price,
                                       regular way, of the principal trading
                                       session on such day on the principal
                                       United States securities exchange
                                       registered under the Securities Exchange
                                       Act of 1934, as amended (the "Exchange
                                       Act"), on which Intel Stock (or any such other security) is listed or admitted to trading,

                                    o  if Intel Stock (or any such other
                                       security) is a security of the Nasdaq
                                       National Market (and provided that the
                                       Nasdaq National Market is not then a
                                       national securities exchange), the
                                       Nasdaq official closing price published
                                       by The Nasdaq Stock Market, Inc. on such day, or

                                    o  if Intel Stock (or any such other
                                       security) is neither listed or admitted
                                       to trading on any national securities
                                       exchange nor a security of the Nasdaq
                                       National Market but is included in the
                                       OTC Bulletin Board Service (the "OTC
                                       Bulletin Board") operated by the
                                       National

                                       Association of Securities Dealers, Inc.
                                       (the "NASD"), the last reported sale
                                       price of the principal trading session
                                       on the OTC Bulletin Board on such day.

                                 If Intel Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Intel Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Intel Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Intel Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day..................... A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Optional Redemption............. We will not redeem the PERQS prior to the
                                 Maturity Date.

Book Entry Note or
Certificated Note............... Book Entry. The PERQS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PERQS. Your beneficial interest in the PERQS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PERQS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or
Subordinated Note............... Senior

Trustee......................... JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent for the underwritten
  offering of PERQS............. MS & Co.

Calculation Agent............... MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Exchange Ratio and Exchange Factor for the PERQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), and all dollar amounts paid to you in the aggregate related to interest payments or payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of any acceleration. See "--Antidilution
                                 Adjustments," "--Market Disruption Event" and "--Alternate Exchange Calculation in Case of an Event of Default" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments........ The Exchange Factor will be adjusted as follows:

                                 1. If Intel Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Intel Stock.

                                 2. If Intel Stock is subject (i) to a stock dividend (issuance of additional shares of Intel Stock) that is given ratably to all holders of shares of Intel Stock or (ii) to a distribution of Intel Stock as a result of the triggering of any provision of the corporate charter of Intel, then once the dividend has become effective and Intel Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Intel Stock and
                                 (ii) the prior Exchange Factor.

                                 3. If Intel issues rights or warrants to all holders of Intel Stock to subscribe for or purchase Intel Stock at an exercise price per share less than the Closing Price of Intel Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Intel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Intel Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Intel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Intel Stock which the aggregate offering price of the total number of shares of Intel Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                 4. There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Intel Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of Intel Stock of any cash dividend or special dividend or distribution that is identified by Intel as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Intel as an extraordinary or special dividend or distribution) distributed per share of Intel Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Intel Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the Closing Price of Intel Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Intel Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and
                                 (c) the full cash value of any non-cash
                                 dividend or distribution per share of Intel
                                 Stock (excluding Marketable Securities, as defined in paragraph 5 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Intel Stock includes an Extraordinary Dividend, the Exchange Factor with respect to Intel Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base

                                 Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity or any earlier Exchange Date will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause
                                 (c)(ii) of paragraph 5 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Intel Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Exchange Factor pursuant only to clause
                                 (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

                                 5. Any of the following shall constitute a Reorganization Event: (i) Intel Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Intel, (ii) Intel has been subject to any merger, combination or consolidation and is not the surviving entity,
                                 (iii) Intel completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Intel is liquidated, (v) Intel issues to all of its shareholders equity securities of an issuer other than Intel (other than in a transaction described in clause (ii), (iii) or
                                 (iv) above) (a "spinoff stock") or (vi) Intel Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Intel Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), the amount payable upon exchange at maturity or on any earlier Exchange Date with respect to the $21.609 principal amount of each PERQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and, to the extent any such Reorganization Event has occurred on or prior to the Valuation Date, the Calculation Agent's determination of the Measurement Price and the Final Exchange Ratio, will be based on the following:

                                    (a) if Intel Stock continues to be
                                    outstanding, Intel Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Factor on the Valuation Date or, if the Reorganization Event occurs after the Valuation Date, on the Exchange Date or the third Trading Day prior to the Maturity Date, as applicable, (taking into account any adjustments for any distributions described under clause (c)(i) below); and

                                    (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Intel Stock, the number of shares of the New Stock received with respect to one share of Intel Stock multiplied by the Exchange Factor for Intel Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Factor"), as adjusted to the Valuation Date or, if the Reorganization Event occurs after the Valuation Date, to the Exchange Date or the third Trading Day prior to the Maturity Date, as applicable, (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                    (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                       (i) if the combined value of the amount
                                       of Non-Stock Exchange Property received
                                       per share of Intel Stock, as determined
                                       by the Calculation Agent in its sole
                                       discretion on the effective date of such Reorganization Event (the "Non-Stock Exchange Property Value"), by holders of Intel Stock is less than 25% of the Closing Price of Intel Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Intel Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Intel Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Intel Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Intel Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Factor in subparagraph
                                       (a) above and/or the New Stock Exchange
                                       Factor in subparagraph (b) above, as
                                       applicable, or

                                       (ii) if the Non-Stock Exchange Property
                                       Value is equal to or exceeds 25% of the
                                       Closing Price of Intel Stock on the
                                       Trading Day immediately prior to the
                                       effective date relating to such
                                       Reorganization Event or, if Intel Stock
                                       is surrendered exclusively for Non-Stock
                                       Exchange Property (in each case, a
                                       "Reference Basket Event"), an initially
                                       equal-dollar weighted basket of three
                                       Reference Basket Stocks (as defined
                                       below) with an aggregate value on the
                                       effective date of such Reorganization
                                       Event equal to the Non-Stock Exchange
                                       Property Value multiplied by the
                                       Exchange Factor in effect for Intel
                                       Stock on the Trading Day immediately
                                       prior to the effective date of such
                                       Reorganization Event. The

                                       "Reference Basket Stocks" will be the
                                       three stocks with the largest market
                                       capitalization among the stocks that
                                       then comprise the S&P 500 Index (or, if
                                       publication of such index is
                                       discontinued, any successor or
                                       substitute index selected by the
                                       Calculation Agent in its sole
                                       discretion) with the same primary
                                       Standard Industrial Classification Code
                                       ("SIC Code") as Intel; provided,
                                       however, that a Reference Basket Stock
                                       will not include any stock that is
                                       subject to a trading restriction under
                                       the trading restriction policies of
                                       Morgan Stanley or any of its affiliates
                                       that would materially limit the ability
                                       of Morgan Stanley or any of its
                                       affiliates to hedge the PERQS with
                                       respect to such stock (a "Hedging
                                       Restriction"); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for Intel. Each Reference Basket Stock will be assigned a Basket Stock Exchange Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Exchange Factor for Intel Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

                                 Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity or on any earlier Exchange Date with respect to the $21.609 principal amount of each PERQS will be:

                                    (x) if applicable, Intel Stock at the
                                        Exchange Factor then in effect times the Final Exchange Ratio; and

                                    (y) if applicable, for each New Stock, such
                                        New Stock at the New Stock Exchange
                                        Factor then in effect for such New Stock times the Final Exchange Ratio; and

                                    (z) if applicable, for each Reference
                                        Basket Stock, such Reference Basket
                                        Stock at the Basket Stock Exchange
                                        Factor then in effect for such Reference
                                        Basket Stock times the Final Exchange
                                        Ratio.

                                 In each case, the applicable Exchange Factor
                                 (including for this purpose, any New Stock
                                 Exchange Factor or Basket Stock Exchange
                                 Factor) will be determined by the Calculation Agent on the Exchange Date or the third Trading Day prior to the Maturity Date, as applicable.

                                 6. No adjustments to the Exchange Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Intel Stock, including, without limitation, a partial tender offer or exchange offer for Intel Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Intel Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk. There may be corporate or other similar events that could affect the Closing Price of Intel Stock for which the Calculation Agent will not adjust the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above,
                                 (i) references to "Intel Stock" under "--No
                                 Fractional Shares," "--Closing Price" and
                                 "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Intel Stock" shall be deemed to refer to the Exchange Property into which the PERQS are thereafter exchangeable and references to a "share" or "shares" of Intel Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Factor(s) or Basket Stock Exchange Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 6 hereof.

                                 If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

                                 No adjustment to the Exchange Factor
                                 (including for this purpose any New Stock
                                 Exchange Factor or Basket Stock Exchange
                                 Factor) will be required unless such
                                 adjustment would require a
                                 change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Exchange Date or the third Trading Day prior to the Maturity Date, as applicable.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable per PERQS upon exchange at maturity or on any earlier Exchange Date in accordance with paragraphs 4 or 5 above upon written request by any investor in the PERQS.

Market Disruption Event......... "Market Disruption Event" means, with respect to Intel Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Intel Stock on the primary market for Intel Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Intel Stock as a result of which the reported trading prices for Intel Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Intel Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule

                                 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Intel Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Intel Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Intel Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
  in Case of an Event of
  Default....................... In case an event of default with respect to the PERQS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per PERQS upon any acceleration of the PERQS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Closing Price of Intel Stock (and/or the value of any Exchange Property) as of the date of such acceleration,
                                 (ii) the Exchange Ratio, adjusted as if such date were the Valuation Date, or, if such acceleration occurs after February 24, 2005, the Final Exchange Ratio and (iii) the Exchange Factor as of the date of acceleration, plus accrued but unpaid interest, if any, to but excluding the date of acceleration.

Intel Stock;                     Intel Corporation is a semiconductor chip
Public Information.............  maker, supplying advanced technology solutions for the computing and communications
                                 industries. Intel Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission.
                                 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public
                                 Reference Section of the Commission, 450 Fifth
                                 Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Intel pursuant to the Exchange Act can be located by reference to Commission file number 0-06217. In addition, information regarding Intel may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the PERQS offered hereby and does not relate to Intel Stock or other securities of Intel. We have derived all disclosures contained in this pricing supplement regarding Intel from the publicly available documents described in the preceding paragraph. In connection with the offering of the PERQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Intel in connection with the offering of the PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Intel is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Intel Stock (and therefore the price of Intel Stock at the time we priced the PERQS and the Cap Price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Intel could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Intel Stock.

                                 We and/or our affiliates may presently or from time to time engage in business with Intel, including extending loans to, or making equity investments in, Intel or providing advisory services to Intel, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Intel, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Intel, and the reports may or may not recommend that investors buy or hold Intel Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the PERQS under the securities laws. As a prospective purchaser of a PERQS, you should undertake an independent investigation of Intel as in your judgment is appropriate to make an informed decision with respect to an investment in Intel Stock.

Historical Information.......... The following table sets forth the published high and low Closing Prices of Intel Stock during 2001, 2002, 2003 and 2004 through
                                 August 17, 2004. The Closing Price of Intel
                                 Stock on August 17, 2004 was $21.58. We
                                 obtained the Closing Prices and other
                                 information below from Bloomberg Financial
                                 Markets, without independent verification. You should not take the historical prices of Intel Stock as an indication of future performance. The price of Intel Stock may decrease so that at maturity you will receive an amount of Intel Stock worth less than the principal amount of the PERQS. We cannot give you any assurance that the price of Intel Stock will increase so that at maturity you will receive an amount of Intel Stock worth more than the principal amount of the PERQS. Because your return is linked to the Closing Price of Intel Stock on the Valuation Date, there is no guaranteed return of principal. To the extent that the Measurement Price of Intel Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

                                        Intel Stock            High      Low     Dividends
                                 ------------------------   ---------  --------  ---------
                                 (CUSIP 458140100)
                                 2001
                                 First Quarter...........     37.81      24.63      .02
                                 Second Quarter..........     32.49      22.63      .02
                                 Third Quarter...........     32.11      19.30      .02
                                 Fourth Quarter..........     34.61      19.54      .02
                                 2002
                                 First Quarter...........     35.79      28.55      .02
                                 Second Quarter..........     31.20      18.27      .02
                                 Third Quarter...........     19.59      13.89      .02
                                 Fourth Quarter..........     21.05      13.22      .02
                                 2003
                                 First Quarter...........     18.90      15.05      .02
                                 Second Quarter..........     22.14      16.42      .02
                                 Third Quarter...........     29.18      21.41      .02
                                 Fourth Quarter..........     34.12      28.62      .02
                                 2004
                                 First Quarter...........     34.24      26.16      .04
                                 Second Quarter..........     28.99      25.73      .04
                                 Third Quarter (through
                                   August 17, 2004)......     27.03      21.24      .04

                                 We make no representation as to the amount of dividends, if any, that Intel will pay in the future. In any event, as an investor in the PERQS, you will not be entitled to receive dividends, if any, that may be payable on Intel Stock.

Use of Proceeds and Hedging..... The net proceeds we receive from the sale of the PERQS will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the PERQS through one or more of our subsidiaries. The original issue price of the PERQS includes the Agent's commissions (as shown on the cover page of this pricing supplement) paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PERQS by taking positions in Intel Stock.

                                 Such purchase activity could potentially have increased the price of Intel Stock and, accordingly, potentially have increased the issue price of the PERQS, and, therefore, the price at which Intel Stock must close before you would receive at maturity or upon any exchange an amount of Intel Stock worth as much as or more than the principal amount of the PERQS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling Intel Stock, options contracts on Intel Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Intel Stock and, therefore, adversely affect the value of the PERQS or the payment you will receive at maturity or upon any acceleration of the PERQS.

Supplemental Information
  Concerning Plan of
  Distribution.................. Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PERQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of $.03241 per PERQS to other dealers. After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

                                 We expect to deliver the PERQS against payment therefor in New York, New York on August 24, 2004, which will be the fifth Business Day following the date of this pricing supplement and of the pricing of the PERQS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PERQS on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the PERQS initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                                 In order to facilitate the offering of the PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERQS or Intel Stock. Specifically, the Agent may sell more PERQS than it is obligated to purchase in connection with the offering, creating a naked short position in the PERQS for its own account. The Agent must close out any naked short position by purchasing the PERQS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERQS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERQS or Intel Stock in the open market to stabilize the price of the PERQS. Any of these activities may raise or maintain the market price of the PERQS above independent market levels or prevent or retard a decline in the market price of the PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PERQS. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
  and Insurance Companies....... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PERQS.

                                 In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the PERQS should also consider the possible implications of owning Intel Stock upon exchange of the PERQS at maturity. Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase and holding of the PERQS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation........................ The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PERQS purchasing the PERQS at the Issue Price, who will hold the PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below (except as pertains to the withholding tax), certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. Additionally, except as pertains to the withholding tax described below under "--Non-U.S. Holders," the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the PERQS by non-U.S. investors is not discussed.

                                 General

                                 Pursuant to the terms of the PERQS and subject to the discussion below under "--Non-U.S. Holders," we and every investor in the PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"):
                                 (i) an accelerable contract (the "Accelerable Forward Contract") that requires an investor in a PERQS to purchase and us to sell, for an amount equal to the Issue Price (the "Forward Price"), Intel Stock at maturity or upon exercise of the Exchange Right and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor's obligation to purchase Intel Stock (the "Deposit"), which Deposit bears a monthly compounded yield of 1.9885% per annum from the Original Issue Date until but excluding February 24, 2005, which yield is based on our cost of borrowing. Under this characterization, less than the full monthly payments on the PERQS will be attributable to the yield on the Deposit. Accordingly, the excess of the monthly payments on the PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the investors' entry into the Accelerable Forward Contract (the "Contract Fees"). Additionally, pursuant to the Exchange Right, the Deposit may be terminated early at the investor's option beginning on February 25, 2005, with the proceeds applied toward settlement of the Accelerable Forward Contract. Based on our determination of the relative fair market values of the Components at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Accelerable Forward Contract. Our allocation of the Issue Price between the Components will be binding on investors in the PERQS, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS. Due to the absence of authorities that directly address instruments that are similar to the PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                 U.S. Holders

                                 As used herein, the term "U.S. Holder" means an owner of a PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 Tax Treatment of the PERQS

                                 Assuming the characterization of the PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Monthly Payments on the PERQS. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable U.S. Treasury Regulations, the Deposit will be treated as being issued at a discount, the amount of which will equal the payments attributable to interest on the Deposit. For purposes of the discussion in the next two paragraphs, Tax Counsel believes that, although the matter is unclear, this discount should be treated as accruing during the period from the Original Issue Date through February 24, 2005, rather than throughout the entire term of the Deposit.

                                 If a U.S. Holder is a cash method taxpayer, the U.S. Holder will generally not be required to include the discount in income currently as it accrues for U.S. federal income tax purposes unless the U.S. Holder elects to do so. If the U.S. Holder so elects, or if the U.S. Holder is one of certain other types of taxpayers, including a taxpayer that reports income on an accrual method of accounting for U.S. federal income tax purposes, the U.S. Holder will be required to include in income the monthly payments on the PERQS to the extent attributable to interest on the Deposit as it accrues on a straight-line basis or, upon election, as it accrues according to a constant yield method based on daily compounding.

                                 If the U.S. Holder is a cash method taxpayer and does not make the election described above, the U.S. Holder should generally include such accrued discount as ordinary income to the extent the U.S. Holder receives monthly payments on the PERQS that are attributable to interest on the Deposit. Any gain such a U.S. Holder realizes on the Deposit upon the sale, exchange or early retirement of the PERQS will be ordinary income to the extent of the discount accrued on a straight line basis (or, if elected, according to a constant yield method based on daily compounding) but not previously included in income through the date of sale, exchange or early retirement. In addition, such a U.S. Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase the PERQS in an amount not exceeding the accrued discount on the Deposit until it is included in income.

                                 As discussed above, any excess of the monthly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                 Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Accelerable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price. If the U.S. Holder includes the discount on the Deposit in income as it accrues, as discussed above under "--Monthly Payments on the PERQS," the U.S. Holder will have an adjusted tax basis equal to 100% of the Issue Price, increased by any accrued discount included in income and decreased by any payments received attributable to interest on the Deposit.

                                 Settlement of the Accelerable Forward
                                 Contract. Upon maturity or exercise of the Exchange Right, a U.S. Holder would, pursuant to the Accelerable Forward Contract, be deemed to have applied the Forward Price toward the purchase of Intel Stock and the U.S. Holder would not recognize any gain or loss with respect to any Intel Stock received. With respect to any cash received upon maturity or upon exercise of the Exchange Right (other than in respect of any accrued Contract Fees, which will be taxed as described above under "--Monthly Payments on the PERQS"), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph. Any such gain or loss would generally be short-term capital gain or loss, except to the extent of accrued discount on the Deposit not yet included in income, which will be taxed as discussed above under "--Monthly Payments on the PERQS."

                                 With respect to any Intel Stock received upon maturity or upon exercise of the Exchange Right, the U.S. Holder would have an adjusted tax basis in the Intel Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between the right to receive cash and Intel Stock should be based on the amount of the cash received (excluding cash in respect of any accrued interest on the Deposit and any accrued Contract Fees) and the relative fair market value of Intel Stock as of the Maturity Date or the Exchange Settlement Date. The holding period for any Intel Stock received would start on the day after the maturity of the PERQS or the Exchange Settlement Date, as the case may be. Although the matter is not free from doubt, the occurrence of a Reorganization Event will not cause a taxable event to occur with respect to the Accelerable Forward Contract.

                                 Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Accelerable Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Intel Stock and (b) cash equal to the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to Contract Fees. We will also pay cash representing unpaid interest on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

                                 Assuming the characterization of the Price
                                 Event Acceleration described above, a U.S.
                                 Holder would, with respect to the price paid by us to repay the Deposit (including the amount paid in respect of unpaid interest), recognize short-term capital gain or loss equal to the difference between such amount and the U.S. Holder's basis in the Deposit, except to the extent of any accrued discount on the Deposit not yet included in income, which will be taxed as described above under "--Monthly Payments on the PERQS." This difference, in the case of an initial investor, would be equal to the present value of the portion of the remaining scheduled payments on the PERQS attributable to the unaccrued interest on the Deposit plus the amount paid by us in respect of accrued but unpaid interest. In general, the tax treatment of the settlement of the Accelerable Forward Contract upon a Price Event Acceleration would be the same as described above under "--Settlement of the Accelerable Forward Contract." However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the PERQS that is attributable to Contract Fees is uncertain. Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Intel Stock received, or as additional cash proceeds with respect to the Accelerable Forward Contract, which would be treated as described above under "--Settlement of the Accelerable Forward Contract." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Accelerable Forward Contract upon a Price Event Acceleration.

                                 Any cash received with respect to accrued
                                 Contract Fees will be taxed as described above under "--Monthly Payments on the PERQS."

                                 Sale, Exchange or Early Retirement of the
                                 PERQS. Upon a sale or exchange of a PERQS prior to the maturity of the PERQS, or upon their retirement prior to maturity upon the occurrence of a Reorganization Event Acceleration or an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the PERQS so sold, exchanged or retired. Any such gain or loss would generally be short-term capital gain or loss, except to the extent of accrued discount on the Deposit not yet taken into income, which will be taxed as described above under "--Monthly Payments on the PERQS." Such U.S. Holder's adjusted tax basis in the PERQS would generally equal the U.S. Holder's adjusted tax basis in the Deposit. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their own tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a PERQS.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the PERQS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative U.S. federal income tax consequences or treatment of the PERQS are possible which, if applied, could significantly affect the timing and character of the income or loss with respect to the PERQS. It is possible, for example, that a PERQS could be treated as a debt instrument. It is also possible that a PERQS could be treated as constituting an "open transaction" with the result that the monthly payments on the PERQS might not be accounted for separately as giving rise to income to U.S. Holders. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

                                 Backup Withholding and Information Reporting

                                 Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the

                                 IRS. In addition, a U.S. Holder may be subject to information reporting in respect of the amounts paid to the U.S. Holder unless the U.S. Holder provides proof of an applicable exemption or an exemption to the information reporting rules otherwise applies.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a PERQS that is for U.S. federal income tax purposes:

                                    o  a nonresident alien individual;

                                    o  a foreign corporation; or

                                    o  a foreign trust or estate.

                                 Notwithstanding the treatment of the PERQS as an investment unit consisting of an Accelerable Forward Contract and a Deposit discussed above, significant aspects of the tax treatment of the PERQS are uncertain. Accordingly, any monthly payments on the PERQS made to a Non-U.S. Holder will generally be withheld upon at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an "other income" or similar provision. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder must comply with certification requirements to establish that it is not a United States person and is claiming a reduction of or an exemption from withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you are urged to consult your own tax advisor regarding the tax treatment of the PERQS, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

                                                                        Annex A

                          OFFICIAL NOTICE OF EXCHANGE

                                         Dated: [On or after February 25, 2005]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 507-5742
Dear Sirs:

     The undersigned holder of the Global Medium-Term Notes, Series C, Senior Fixed Rate Notes, 10.35% PERQS(R) due May 24, 2005, Mandatorily Exchangeable for Shares of Common Stock of Intel Corporation of Morgan Stanley (CUSIP No. 61746S463) hereby irrevocably elects to exercise, as of the date hereof (or, if this letter is received after 2:00 p.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after February 25, 2005 (or, if the Valuation Date is postponed, the first Trading Day following the Valuation
Date) prior to the third scheduled Trading Day prior to the Maturity Date, the Exchange Right as described in Pricing Supplement No. 85 dated August 17, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver shares of common stock of Intel Corporation on the third business day after the Exchange Date in accordance with the terms of the PERQS, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the PERQS (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its PERQS), (ii) it will cause the principal amount of PERQS to be transferred to the Trustee on the Exchange Settlement Date and
(iii) that the principal amount of PERQS to be exchanged pursuant to this notice is all the PERQS owned by such beneficial owner.

                                 Very truly yours,

                                 ______________________________________________
                                 [Name of Holder]


                                 By:___________________________________________
                                    [Title]:

                                 ______________________________________________
                                 [Fax No.]

                                 $_____________________________________________
                                 Principal Amount of PERQS to be surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: __________________________________________
    Title:
Date and time of acknowledgement ________________